BRADLEY PHARMACEUTICALS, INC.
                         CONDENSED CONSOLIDATED
                             BALANCE SHEET
                            March 31, 2002
                              (UNAUDITED)

            ASSETS

Current assets
--------------
Cash and cash equivalents                                     $    7,438,926
Short-term investments                                             9,860,827
Accounts receivable - net                                          5,102,826
Finished goods inventory                                           1,952,921
Deferred tax asset                                                 1,276,347
Prepaid samples and materials                                        372,886
Prepaid expenses and other                                           311,243
                                                               -------------
           Total current assets                                   26,315,976

Property and equipment - net                                         786,118
Intangibles - net                                                  6,973,422
Deferred tax asset                                                 3,041,640
Other assets                                                          24,937
                                                               -------------
Total Assets                                                  $   37,142,093
                                                               =============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
-------------------
Current maturities of long-term debt                          $      226,290
Accounts payable                                                   1,757,939
Accrued expenses                                                   2,044,460
Income taxes payable                                                 785,933
                                                               -------------
Total current liabilities                                          4,814,622

Long-term debt, less current maturities                              278,096

Stockholders' equity
--------------------
Preferred stock, $.01 par value;
  authorized, 2,000,000 shares; issued, none                          -
Common stock, $.01 par value, authorized
  26,400,000; issued 10,759,889 shares at
  March 31, 2002                                                     107,600
Common, Class B, $.01 par value, authorized
  900,000 shares, issued and outstanding,
  429,752 shares at March 31, 2002                                     4,298
Additional paid-in capital                                        30,702,541
Retained earnings                                                  2,658,431
Accumulated other comprehensive loss                                (186,046)
Treasury stock, at cost (744,816 shares at
  March 31, 2002)                                                 (1,237,449)
                                                                ------------
                                                                  32,049,375
                                                                ------------
Total Liabilities & Stockholders' Equity                       $  37,142,093
                                                                ============





          See Notes to Condensed Consolidated Financial Statements


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